UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 28, 2004

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 POWELL STREET, SUITE 600
EMERYVILLE, CALIFORNIA		94608
(Address of principal executive offices)		(Zip Code)

(510) 985-6700

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 28, 2004, the Board of Directors of LECG Corporation (the “Registrant”) amended the Registrant’s Deferred Compensation Plan (the “Plan”), effective March 1, 2004 (the “First Amendment”).  The Plan previously required a participant of the Plan to forfeit certain benefits under the Plan if he or she engaged in employment with a competitor of the Registrant in the geographical area where the Registrant serves during the two year period following his or her severance from service from the Registrant.  The First Amendment excludes the forfeiture of these benefits to participants of the Plan who are terminated by the Registrant without cause.  Under the Plan, the Registrant provides a select group of management or highly compensated employees of the Registrant who contribute materially to the continued growth, development and future business success of the Registrant with the opportunity to defer a percentage of their cash or equity compensation.  Deferred amounts would be credited or debited based on the return of mutual funds made available under the Plan and selected by the participant or in the context of deferred equity compensation, deferred amounts would be credited or debited based on the return from the Registrant’s stock unit fund.  The Registrant does not match amounts that participants have elected to defer under the Plan.  The obligation to deliver the deferred compensation to any participant of the Plan is an unsecured general obligation of the Registrant and ranks in parity with other unsecured and unsubordinated indebtedness of the Registrant.

Attached and incorporated herein by reference in its entirety as Exhibit 10.51 is a copy of the amended and restated Plan, which incorporates the First Amendment.

Item 9.01.  Financial Statements and Exhibits

(c)           Exhibits.

Exhibit Number	Description of Exhibit
10.51	Amended and Restated Deferred Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECG CORPORATION

By:	/s/ JOHN C. BURKE
John C. Burke Chief Financial Officer

Date:  November 3, 2004

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.51	Amended and Restated Deferred Compensation Plan.